EXHIBIT 99.1

[LOGO OF HINES HORTICULTURE]

INVESTOR CONTACT:

Claudia Pieropan

Chief Financial Officer

(949) 936-8122

www.hineshorticulture.com

HINES HORTICULTURE, INC. ANNOUNCES CLOSING OF REFINANCING

Irvine, California – September 30, 2003 – Hines Horticulture, Inc. (NASDAQ: HORT) announced today the closing of its previously-announced refinancing plan which includes the issuance by its wholly-owned subsidiary Hines Nurseries, Inc. (“Hines Nurseries”) of $175 million principal amount of 10.25% senior notes due 2011 and a new senior credit facility.

The new senior credit facility has a term of five years and consists of a $145 million revolving facility, with availability subject to a borrowing base, and a $40 million term loan facility. Borrowings under the new senior secured credit facility are secured by substantially all of the assets of Hines. The net proceeds from the refinancing are being used to refinance all borrowings under Hines Nurseries’ existing credit facility and to redeem all of Hines Nurseries’ outstanding 12.75% senior subordinated notes due 2005.

“We are extremely pleased to have completed this important refinancing which extends the maturity of our debt and provides us with significantly greater financial and operating flexibility” said Robert Ferguson, the company’s acting CEO and President and COO. Mr. Ferguson added, “The refinancing is an exciting strategic step for us as we commit our focus to creating value for our shareholders, customers, and employees.”

About Hines Horticulture

Hines Horticulture is a leading operator of commercial nurseries in North America, producing one of the broadest assortments of container grown plants in the industry. Hines Horticulture sells nursery products primarily to the retail segment, which includes premium independent garden centers, as well as leading home centers and mass merchandisers, such as Home Depot, Lowe’s and Wal-Mart.

Forward-Looking Statements

Certain statements and information contained in this press release constitute forward-looking statements within the meaning of the Federal Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Hines Horticulture to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Among the important factors or risks that could cause actual results or events to differ materially from those in the forward-looking statements in this release include agricultural, general economic, financial, competitive and other factors. Additional detailed information concerning a number of important factors that could cause actual results to differ materially from the forward-looking information contained in this release is publicly available in Hines Horticulture’s filings with the Securities and Exchange Commission, including Hines Horticulture’s annual report on Form 10-K for the year ended December 31, 2002, quarterly report on Form 10-Q for the quarter ended March 31, 2003 and quarterly report on Form 10-Q for the quarter ended June 30, 2003.

# # #